UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

  WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 10, 2011

Global Gold Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	02-69494 (Commission File Number)	13-3025550 (IRS Identification No.)

555 Theodore Fremd Avenue, Rye, NY 10580

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (914) 925-0020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 10, 2011, the Company held its 2011 Annual Meeting of Stockholders at its headquarters in Rye, NY.  The matters listed below were submitted to a vote of the Company's stockholders through the solicitation of proxies, and the proposals are described in detail in the Company's Proxy Statement filed with the SEC on May 2, 2011.  The holders of Common Stock entitled to 68,982,885 votes out of the 79,190,475, eligible to vote as of the record date, were present in person or by proxy, which represented approximately 87% of the outstanding shares.  The results of the stockholder vote are as follows:

Proposal 1 ??? Election of Directors

The following individuals were elected to serve as directors to hold office until the 2011 Annual Meeting of Shareholders and until their successors are elected and qualified.

Director Nominee	For	Against	Abstain
Drury J. Gallagher	61,612,357	0	48,833
Harry Gilmore	61,641,757	0	19,433
Nicholas J. Aynilian	61,646,757	0	14,433
Ian C. Hague	61,642,297	0	18,893
Jeffrey R. Marvin	61,612,357	0	48,833
Van Z. Krikorian	61,616,757	0	44,433

Proposal 2 ??? Ratification of the Appointment of Sherb & Co., LLP as the Company's Independent Registered Public Accounting Firm for Fiscal Year 2011

Our stockholders ratified the appointment of Sherb & Co., LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011.

For	Against	Abstain
68,163,701	819,184	0

Item 8.01 Other Events

On June 10, 2011, following the Company's 2011 Annual Meeting of Stockholders, there was a review of all the Company's current operations.  In Armenia, the Toukhmanuk plant expansion was updated detailing mining and plant expansion progress.  The 2011 Getik exploration program was also reviewed and approved. Funding from Consolidated Resources has been received per the agreement and was being spent according to the agreed upon use of funds. In Chile, the Pureo property, which was sold, was still in the process of having the shares of the local project company transferred to finalize the transaction but work was already started at the site. The board also reviewed the termination of the Marjan Caldera joint venture for Caldera's non-performance and non-payment as well as the arbitration and related proceedings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Gold Corporation

Dated: June 14, 2011	By:	/s/ Van Z. Krikorian
Name: Van Z. Krikorian Title: Chairman and Chief Executive Officer

 3